Exhibit 99.2

COLLABRX, INC.

Moderator: Thomas Mika
November 13, 2013
5:00 p.m. ET

Operator:	Good day, everyone, and welcome to the CollabRx Second Quarter Fiscal 2014 Financial Conference Call and Business Update. Today’s call is being recorded.

Please note that a recording of this conference call will be made available two hours after the completion of this call and it will be available for one year via the web using the link referenced in company’s logistic announcement of November 5, the financial results press release of today as well as the company’s website.

Please also note that important Safe Harbor statements that should be taken into consideration when listening to the comments that will be made on this call.  Except for historically information matters discussed on this call are forward-looking statements.  Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to industry conditions, economic conditions, acceptance of new technology, the growth of target markets as well as other risks.  Actual operations and financial results may differ materially from the company’s expectations as a result of these factors or unanticipated events.  Specifically, we refer you to the risks and uncertainties as set forth in the company’s periodic filings with the Securities and Exchange Commission.

At this time, I’d like to turn the conference over to Mr. Thomas Mika, CollabRx Chairman and CEO.  Please go ahead, sir.

Thomas Mika:	Thank you. Good afternoon and welcome to CollabRx’s second quarter fiscal 2014 investor conference call. Luisa Fonseca, our Corporate Controller will be covering the financial portion of this call and she will turn it back to me for the business update. Following my review of the quarter, we will open up the call for questions. I’ve asked Gavin Gordon, Vice President of Business Development and Strategic Alliances, to join me during this call and to be available for the Q&A at the end of my remarks.

We continued to make significant progress towards our goal of establishing a positive trajectory in our technology content and market leadership in the data analytic space in genomic medicine.  On Monday, we announced an agreement with Quest Diagnostics, the largest diagnostic company in the world for a customized version of Our Genetic Variant Annotation service that we launched officially last quarter.

I’ll be addressing this agreement and progress on other fronts after Luisa reviews the financial results for the quarter.  Luisa?

Luisa Fonseca:	Thank you, Tom. CollabRx is pleased to report sustained revenue generation since the fourth quarter of our last fiscal year. In both the first and second quarters of fiscal 2014, we recorded revenues of $250,000 from our core content and data analysis operations. We continue to maintain high gross margins at above 90 percent.

Operating expenses totaled $1.1 million for the quarter, of which $953,000 was cash.  This compares to $961,000 of operating expenses in Q1, with cash expenses during that quarter of $818,000.  The increase of $135,000 in cash expenses from quarter-to-quarter was related primarily to increased engineering expenses.

Our operating loss for Q2 was $872,000 compared to $709,000 in Q1.  And our net loss from continuing operations was $836,000 compared to $679,000 in the prior quarter.

During the second quarter, we recorded a gain from the sale of patents related to discontinued operations for a net gain of $267,000.  We recorded an additional $6,000 of income from discontinued operations in the same period.  Thus, the comprehensive loss from both continuing and discontinuing operations was $563,000 or $0.29 per share, compared to $797,000 or $0.41 per share in the first quarter of fiscal 2014.

Intangible assets and goodwill related to the acquisitions are notable assets on our balance sheet.  These assets are reduced in value either through amortization or impairment.  Our current liabilities, which include $89,000 for commission expense related to the sale of the discontinued assets, amount to $284,000 compared to $215,000 at the end of the prior quarter.

The deferred tax liability of $540,000 is reduced through amortization with no effect on cash.  The only significant liability otherwise is a promissory note due back to the sellers in the amount of $500,000 plus accrued interest of $7,000.

We ended the quarter with $2.8 million in cash and cash equivalents, compared with $3.4 million in cash and cash equivalents at the end of the prior quarter and $4.0 million at the end of March 31, 2013 which was the end of our last fiscal year.

CollabRx total shares outstanding are just under 2 million and fully diluted are approximately 2.9 million.  The 800,000 shares not yet counted in our TSO include approximately 100,000 non-priced protected warrants and approximately 700,000 shares in the form of options or RSUs held by employees, Board members and consultants.

I’ll now turn the call back to Tom Mika, CollabRx’s Chairman and CEO for a discussion of the strategic and tactical aspects of our business.

Thomas Mika:	Thanks, Luisa. One of the financial issues I wanted to point out is that we have cash and cash equivalents of $2.8 million plus receivables, including receivables from discontinued operations of $615,000. That represents our true cash position during this quarter.

During the second quarter – excuse me.  Although it came after the end of the second quarter, I wanted to review for a few moments our recently announced agreement with Quest Diagnostics.  Unfortunately, I cannot report on many of the specific terms of the agreement since they are confidential.  That confidentiality is important both to Quest and to CollabRx.  As a first mover in this space, we are at a tactical disadvantage already being a public company that must disclose the results of our operations every quarter.  I surely don’t want to give any potential competitors the benefit of our hard won experience.

I can report that the agreement with Quest Diagnostics is for longer than one year.  It provides an opportunity for CollabRx to provide content to inform a wide range of genomic tests offered by Quest.  And in addition to an annual minimum payment, Quest has agreed to pay us based on the sales of any test that we inform.  This was an important aspect of the agreement since it allows CollabRx to participate in the upside in a market that is just emerging and whose growth is likely to be extraordinary.

Quest Diagnostics asked CollabRx to develop what is essentially a customized version of our Genetic Variant Annotation Service, the so-called GVA that we launched officially in August of this year directed at the clinical laboratory market.  Broadly, the market for our GVA service includes customers that are reference laboratories, hospital laboratories, research institutions and laboratories within academic medical centers.

The GVA service provides for a fully automated and scalable medical informatics solution that seamlessly pairs the results of genetics sequencing tests with clinically actionable and dynamically updated knowledge that can be used to inform patient treatment planning.  We are currently focused on informing broad-based multi-gene panels in oncology.

Unlike some other companies in this emerging market, CollabRx focuses on the medical or clinical annotation of our knowledge base, with an eye towards informing individual patient treatment plans at the point of care.  Unlike CollabRx, some companies offer the ability to identify specific biomarkers that are potentially associated with cancer, provide molecular based information associated with cancer drugs currently under development, or more often than not, provide data that is primarily relevant to basic and translational research or drug development.  Such data may include molecular pathway analysis or links to the research focused scientific literature.

In contrast, the data in our knowledge base is aggregated, annotated, reviewed and contextualized for the purpose of helping guide physicians treating actual individual patients one at a time.  The data we provide to genetic testing labs through the GVA service includes short text-based statements or vignettes written with physicians for use by physicians that speak to the therapeutic relevance of specific genetic test results with direct reference to the level of evidence that supports various treatment options.  These statements are further supported by information in the public domain, such as clinical treatment guidelines, drug labels and databases and clinical trials that are ongoing that may be relevant for patients whose tumors include specific aberrations or biomarkers.

This is a critically important distinction in our service since it provides the basis and evidence that supports a therapeutic choice for a physician.  Why is this important?  One of the major issues in the diagnostic business today has to do with reimbursement.  The fact is that many of the diagnostic tests just entering the market are not being reimbursed by insurance companies or by Medicare.  Why?  One major reason is that many of the tests currently lack any evidence that having the test results will cause physicians to make a different treatment decision or that if a different treatment decision is made, the patient outcomes would necessarily improve as a direct result.

CollabRx solves that problem by identifying those genetic aberrations within a broad multi-gene panel that are “actionable”, meaning that actual scientific and medical evidence exists, the tumors exhibiting that aberration have been shown to be responsive to particular drugs or likely to be responsive to particular drugs that are either approved or under development.  Those drugs might be available to the patient based on compassionate use or in connection with an ongoing clinical trial.

CollabRx pulls all the information together in one place that supports this decision-making process and delivers it to the testing lab through the GVA service.  The testing lab incorporates additional information and sends a report back to the ordering physician, who then determines based on the particular situation and patient history what treatment or therapy is appropriate for that patient.  So, there’s a test, a test result and in many cases, an associated therapy, providing a concrete reason for reimbursement by an insurance company or Medicare.

Another key distinction of CollabRx and the reason why Quest Diagnostics entered into an agreement with us and not some other company is the method by which we inform those diagnostic tests.  Critical issues include how the data that we provide is reviewed by medical experts and how scalable our service is as volume increases.  Both of these issues relate to our knowledge base and the technology platform that supports it, which I’ve reviewed now in several conference calls and in various investor presentations.

Our knowledge base now includes over 400 genes, some 1,600 aberrations, 3,800 drugs and 3,500 clinical trials, all curated and annotated by our in-house experts and augmented by the clinical experience of over 75 practicing oncologists, pathologists and other physicians.  The knowledge base is evidence based, incorporating references to peer reviewed literature and scientific abstracts that document the relationships between studied biomarkers and therapeutic approaches in oncology.

CollabRx has aggregated this knowledge, summarized it in ways meaningful to practicing physicians and kept it up to date with all the newly discovered biomarkers, drugs going through the stages of approval and the clinical trials opening, closing and publishing results.

Keeping on top of all this data and ensuring that it is comprehensive, accurate and meaningful to physicians making treatment decisions is at the core of what we do.  We then apply this knowledge base to individual test results in an automated way, allowing us to scale from ones to tens to hundreds of tests daily.

One question that investors frequently ask me is why our revenues are not building faster.  The answer is twofold.  First, this is truly an emerging market.  And second, diligence by potential customers takes time.

Regarding the emerging market and the recent tests and still largely today, most of the widely used diagnostic tests have a companion therapy and are binary in nature.  The test is either positive or it’s not.  If it’s positive, patients are likely to receive the companion therapy.  By the way, drug companies have the terminology the other way around, usually referring to a “companion diagnostic.”

There’s nothing unusual with these types of tests and they’re relatively few in number.  In fact, they represent almost 100 percent of diagnostic testing in most disease areas today, including oncology.  Increasingly, these tests are genomic based -- that is, the test is looking for a specific aberration, often called a SNP, or sometimes a gene fusion, or the effect of the specific aberration, such as the presence of a specific detectable protein, to determine whether the companion therapeutic should be considered.  One example is the FDA approved BRAF gene mutation test for BRAF inhibitor drugs.

But technology changes and companies like Life Technologies, Illumina and others have developed what is known as next generation sequencing platforms.  These platforms offer the ability to test for hundreds of SNPs or aberrations at the same time so that the cost for testing for hundreds of aberrations is essentially the same, using this technology, as it was to test for only one.

Now that presents both an opportunity and a problem for a diagnostic company interested in using NGS technology as the basis for its tests.  Only one company in the past two years has used NGS technology commercially in the broad, multi-gene cancer testing space and that company is Foundation Medicine.  Those of you who listened to last quarter’s conference call will recall that I pointed out the importance of Foundation Medicine S1 filing to CollabRx.  On October 9, 2013, FMI successfully closed its IPO at a market value on that day of about $1 billion on an estimated revenue of $27 million for 2013 with an estimated loss of $43 million.

In connection with coverage initiated by Isaac Ro, analyst for Goldman Sachs & Company and Tycho Peterson from JPMorgan Securities, we were very pleased in both cases to be cited as a competitor to Foundation Medicine.  More precisely, what we do is enable other diagnostic companies to compete with Foundation Medicine.

FMI has forecasted that it will grow from $27 million in the current year to $621 million in 2018 based on a market opportunity that is estimated by analysts at roughly $4 billion to $7 billion annually.

As an integrated lab, the revenues generated by Foundation Medicine or any other diagnostic company are naturally an order of magnitude greater than that of CollabRx since we provide the interpretative and reporting pieces, while they actually perform the tests.  We’ve estimated that the value of the interpretive reporting piece should be about 10 percent of the total test price, meaning that our total available market should be in the $400 million to $700 million range.  Further, there is no reason to believe that we cannot follow a similar growth trajectory once our customer labs get started.  Also, please keep in mind that this represents one product in one market out of three that we are actually pursuing.

What’s driving this growth is the fact that the number one risk factor for cancer is age.  As we all know, the population in the U.S is getting older.  The American Cancer Society estimates over 1.6 million people will be diagnosed with cancer in the U.S in 2013.  And as I have reported in earlier conference calls, other analysts expect that all cancer patients will eventually be tested for aberrations in their tumors, with some predicting that they will be tested multiple times over in what in some cases has become almost a chronic disease.

If you take this a bit further, several prominent physicians in this market believe that today we are practicing what is essentially medieval medicine since cancer is typically discovered at a very late stage, often years after the disease is present but remains undetected. Many researchers, including those on our advisory boards are working hard on methods to detect cancer at earlier stages and much of this work is in genomic medicine, which is being revolutionized by next generation sequencing technologies.

Any diagnostic company entering the space has a “make or buy” decision with respect to the medical informatics aspects of their testing workflow, including importantly for CollabRx, the medical data and knowledge that forms the basis for interpreting the test result.  Does a diagnostic company invest in creating and maintaining an evidence-based comprehensive and up-to-date knowledge base on all the studied genes in oncology or does it simply purchase that service from CollabRx?  I think I know what that answer should be.

So regarding the second point about diligence, if you are Quest Diagnostics, the largest diagnostics company in the world, you do not leave the decision about what company provides critical, interpretive data on genomic aberrations and their clinical impact for your multi-million dollar test platforms to chance or to incomplete or hurried diligence.  You study carefully and you examine scientific and medical capabilities, staying power and future prospects of your partner.  And that’s what Quest Diagnostics did with CollabRx.

Now maybe some of our legacy Tegal stockholders or day traders, computerized trading platforms or what other invisible hand is behind our stock price don’t get it, but I can tell you that increasingly, many investors do.  And truly, more important from our point of view is that other diagnostic companies get it.

We have been diligenced, validated and scrubbed most recently by Quest Diagnostics.  While this process took a long time, especially in the view of a small company like CollabRx, we expect it will be significantly shorter in the future for other similar valuations as we become better known.  But remember these prospective customers are either just entering the market or thinking about entering the market for broad-based NGS-based diagnostic tests in oncology.  It may be a while before we  receive revenue from these new customers and chances are good that it will be bumpy and not very predictable for several quarters to come, but over the mid to long term, there is widespread belief that multi-gene testing will become the norm for all types of diseases.  The CollabRx platform can be applied to many, if not all of these tests.

In the last conference call, I also spoke about how unique and potentially disruptive it is to separate the interpretation and reporting on a diagnostic test result from designing and conducting the test itself.  In addition to the obvious capital efficiencies, being a recognized, independent resource for physicians for the latest information about genetic testing as it relates to clinical practice, is exactly the position we want to be in.

It’s not just about having a knowledge base.  It’s about building a knowledge base and providing access to the knowledge base from a uniquely clinical perspective.  CollabRx is perfectly positioned to do this with our large network of independent advisors and our ability to reach physicians in their offices with our therapy finder products.

In the middle of our first quarter of this fiscal year, we announced a multi-year agreement with Everyday Health’s MedPage Today, the leading provider of real-time breaking medical news for healthcare professionals, for the co-development and co-marketing of a comprehensive, independent mobile application scheduled for release early next calendar year.  Since I identified at the time that I believed it to be the most significant agreement that we have made to date with any company, I’d like to review once again in this call what -our intentions are with that product.

First of all, we believe that the business model for this type of independent mobile app has been well demonstrated both within and outside the healthcare market.  Physicians are increasingly using smartphones and tablets at the point of care and mobile apps are increasingly the preferred method for physicians as well as the general public to access information.  There are several examples of highly successful mobile apps directed at physician-users.  Revenues are derived from several sources, including sponsorships, advertising, subscriptions and data analytics.  We expect this to be true for the CollabRx MedPage Today mobile offering as well.

The core of our new mobile offering will be our Therapy Finders which we have successfully piloted as a web-based application for the past nine months on MedPage Today.  Independent research confirmed that practicing oncologists who viewed our one cancer Therapy Finder on the web found it to be extremely valuable and useful and that it made an impact on the decision process of what genetic test to conduct on patient tumors and what drugs to prescribe as a result.

Our Therapy Finders are unique, interactive, easy-to-use apps with high value content related to treatment strategies pertaining to molecular biomarkers applied to a variety of cancers.  Each of our Therapy Finders has been developed and updated in consultation with an advisory board consisting of some of the nation’s leading cancer clinicians and researchers.  We envision including other features within the Therapy Finders initial app, including the highly regarded real-time breaking medical news for healthcare professionals supplied by MedPage Today.

In the future, we plan to include additional features within the app, such as a biomarker drug reference tool based on our GVA service, a meet-the-experts feature, and a diagnostic reference tool.  All the features within the mobile app will represent extremely high valued content not readily available anywhere else in apps around the web and in many cases no place other than from CollabRx.

Our initial target users will be oncologists and pathologists and eventually patients, focusing on the molecular aspects of laboratory testing and therapy redevelopment, the foundation of precision oncology in which each patient’s cancer treatment plan is individually tailored to reflect the genetic profile of their tumor.  Over time, we expect that this app will serve as a comprehensive point of care resource for physicians and patients to obtain highly credible, expert-vetted and dynamically updated information to guide cancer treatment planning.

We could not have picked a better partner for our entry into the rapidly growing mobile healthcare market.  A division of the leading digital health and wellness media company Everyday Health, MedPage Today reaches over one-third of all U.S. physicians, including 96 percent of all oncologists.  The agreement opens up a new primary channel to support both our near-term growth and our long-term strategy to build a knowledge franchise in molecular medicine for practicing physicians and patients.  We believe this app will be a major advance in the fight against cancer by making large scale, thought-leader medicine truly accessible to physicians and patients in the complex area of molecular oncology.

Finally, I’d like to mention our appointment of Dr. George Lundberg as our Chief Medical Officer.  Dr. Lundberg will continue in his position as Editor-in-Chief and Chair of the Editorial Advisory Board of CollabRx.  Dr. Lundberg’s credentials and experience are well known, highlighted by his term as Editor-in-Chief of the Journal of the American Medical Association.

A frequent radio lecturer and television guest, Dr. Lundberg is a member of the Institute of Medicine of the National Academy of Sciences.  He’s presently President and Chair of the Board of Directors of the Lundberg Institute, a consulting professor at Stanford University and Editor-at-Large for Medscape from WebMD.  George is an amazing person and in addition to being a pleasure to work with, he inspires our young staff, challenges and energizes our efforts to make a difference in the treatment of cancer and holds us to the highest medical and ethical standards.

To summarize, CollabRx is a development stage company just entering its commercialization phase.  We have three areas in which we have introduced or are planning to introduce innovative, leading-edge information products into an emerging marketplace.

One, the genomic laboratory testing space into which we have launched our GVA services.  Current customers for our GVA services include Life Technology, Quest Diagnostics, OncoDNA, Sengenics, University of Chicago and others that we are not able to announce.  Our business model in this space is content sales and is Software-as-a-Service mode, which means we get paid when the labs actually introduce their tests to the market.

Two, the decision-support space for practicing physicians, in which our product is currently offered through MedPage Today and is supported by sponsorships in advertising.  We’re developing a mobile app around our Therapy Finders, which we will be launched early next calendar year.  There is substantial interest from advertisers in this product launch.   Think ePocrates for oncology.

And three, our pure data analytics products based on the use by physicians or both tools as they are introduced and adopted by physicians, which are today only in the planning stages.  This is big data for business intelligence sold primarily to pharmaceutical companies.

Our Q2 2014 results represent the third straight quarter of revenue generation since we launched our commercialization phase at the beginning of this calendar year.  This sustained performance continues to establish a demonstrable trajectory towards technology, content, and market leadership in the data analytics space and genomic medicine and it serves to build a strengthening base for continued corporate growth in fiscal 2014 and beyond.

Thanks for your participation with us.  And I’m now happy to take questions from the audience.

Operator:	Thank you, sir. Ladies and gentlemen on the phone lines, if you would like to queue up for a question at this time, you may press star then one on your touch-tone phone. If your question has been answered or wish to remove yourself from the phone queue, you may press the pound key. Again, ladies and gentlemen at this time, if you would like to ask a question, you may press star then one on your touch-tone phone. One moment for phone questions.

Once again, ladies and gentlemen, if you would to ask a phone question, you may press star then one on your touch-tone phone.

It looks like our phone question will come from the line of Chris Lahiji with LD Micro.  Please go ahead.  Your line is open.

Chris Lahiji:	Tom, just a question for my curiosity. How long were you guys in contact with Quest before they ultimately decided to sign a formal agreement?

Thomas Mika:	Just about one year.

Chris Lahiji:	What is – I’m just trying to get an understanding. What is it that takes them one year to ultimately decide?

Thomas Mika:	I think in the first instance they’re in the process of making this bigger buy decision and they have to go through a lot of reviews, including regulatory reviews about the test and about their use of a third party to provide information.

What I think took the longest in the most recent months was to demonstrate the scalability of our service.  And that involved integration with their systems.  I think you can appreciate that Quest is a very large, nationwide company with lots of different places where they may perform these tests and all that has to be put online.  We have to make sure that it’s fully integrated and it’s seamless and that takes several – that took several months.  So it’s not just a matter of being a big company versus a small company.  It’s really a matter of stepping through the paces.

As we have gone through that though, we have adjusted our service to provide for – not in the case of Quest because Quest is really preparing for large volumes of tests, -- but for other labs an ability to log onto a user friendly portal so that customers can easily upload files or manually enter aberration data that we think will substantially shorten that process.

Chris Lahiji:	I just have one more question about MedPage Today. What was your previous relationship with them before this multi-year agreement got filed?

Thomas Mika:	We had a license agreement and an ad revenue sharing agreement for the Therapy Finders that are currently offered on MedPage Today. Those are web-based and MedPage Today paid us a license fee, plus a relatively small share of the advertising revenue that they get from sponsors that are on the page that host the app. We only put one of our Therapy Finders on about nine months ago, the lung cancer Therapy Finder, and recently we put our melanoma Therapy Finder on the web.

So we’re taking those two as well as our colorectal cancer and two apps that we have under development in breast cancer and prostate cancer and moving all of those Therapy Finders to the mobile app as well as a number of other tools that I mentioned.  And I should add that each of those apps within the broad mobile app represent a sponsorship or an advertising opportunity to a pharmaceutical or a diagnostic testing company.

Chris Lahiji:	Excellent. Tom, thank you again for answering all my questions and best wishes moving forward.

Thomas Mika:	Thanks, Chris.

Operator:	Thank you, sir. And once again ladies and gentlemen, just as a reminder, to queue up for a phone question, you may press star then one on your touch-tone phone.

The next question comes from (Inaudible) with First Wilshire.  Please go ahead.  Your question please.

Male:	There’re so many GVA reports. Could CollabRx reasonably do in 2014, (the number of reports) perhaps is contrasted by number of these reports Foundation is expected to grow in the calendar 2014.

Thomas Mika:	Theoretically, we could do as many or more than Foundation is doing. That really depends on how well received our lab partners tests are when those tests are introduced into the marketplace. There’s some expectation that during the year the various labs that we’re working with are going to be introducing these tests.

Foundation Medicine in our view represents a rising tide for test results that will lift all boats.  The IPO value and the success that Foundation Medicine as an integrated lab, demonstrating the relevance of broad-based NGS testing, is really important and is a singular accomplishment by Foundation Medicine.

Male:	Thank you.

Thomas Mika:	You’re welcome.

Operator:	Thank you, sir. Again ladies and gentlemen, if you do have a phone question, you may press star then one on your touch-tone phone. Again, that’s star one to queue up for a question. One moment for additional questioners to queue.

Presenters, I’m showing no additional phone questions in the queue, I’d like to turn the program back over to you for any additional or closing remarks.

Thomas Mika:	My only closing remark is thank you very much for participating and as you know, I’m available to take calls from individuals at any time, either through email or telephone. Thanks very much for your participation.

Operator:	Thank you, presenters. And again, thank you, ladies and gentlemen. This does conclude today’s call. Thank you for your participation and have a wonderful day. Attendees, you may now all disconnect.

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